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                                                           Exhibit (11)
                         FRP PROPERTIES, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE


                                         THREE MONTHS             SIX MONTHS
                                        ENDED MARCH 31,         ENDED MARCH 31,
                                       1999      1998        1999        1998

Net income                         $2,045,000    949,000   3,108,000   2,104,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share           3,455,100  3,441,463   3,459,427   3,440,166

Shares issuable under stock
 options which are poten-
 tially dilutive                       28,302     47,834      27,085      50,358
Shares used for diluted earnings
 per share                          3,483,402  3,489,297   3,486,512   3,490,524


Basic earnings per
 common share                            $.59        .28         .90         .61

Diluted earnings
 per common share                        $.59        .27         .89         .60
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